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                                                 Exhibit 4.1.1


                                                   EXECUTION COPY

               AMENDMENT NO. 1 TO CREDIT AGREEMENT


     This Amendment No. 1 (this "Amendment") is entered into as of January 31, 2000 by and among BIO-RAD LABORATORIES, INC., a Delaware corporation (the "Borrower"), the undersigned lenders (collectively, the "Lenders") and BANK ONE, NA, having its principal office in Chicago, Illinois, as one of the Lenders and in its capacity as contractual representative (the "Agent") on behalf of itself and the other Lenders.

                            RECITALS:

     WHEREAS, the Borrower, the Lenders and the Agent have entered into that certain Credit Agreement dated as of September
30, 1999  (the "Credit Agreement");

     WHEREAS, the Borrower seeks to amend the Credit Agreement to permit the refinancing of the Bridge Loan (as defined in the Credit Agreement); and

     WHEREAS, the Lenders and the Agent are willing to amend the Credit Agreement on the terms and conditions herein set forth;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to such terms in the Credit Agreement.

     2. Amendments to Credit Agreement. Upon the effectiveness of this Amendment in accordance with the provisions of Section 4 below, the Credit Agreement is hereby amended as follows:

     (a) Article I of the Credit Agreement is amended by adding thereto the following new definitions:

          "New Bridge Loan" means the bridge loan in the initial principal amount of $100,000,000 made to the Borrower on or about January 31, 2000 pursuant to the New Bridge Loan Agreement to refinance the Bridge Loan in its entirety, including any increase in such principal amount as a result of the capitalization of interest thereon and including any Rollover Bridge Notes and Exchange Notes, as defined in the New Bridge Loan Agreement; provided that the Exchange Notes shall be issued pursuant to an indenture all of the terms and conditions of which are reasonably acceptable to the Agent and the Required Lenders, and provided further that terms and conditions substantially

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     similar to those contained in the Description of Notes shall be deemed to be reasonably acceptable.

         "New Bridge Loan Agreement" means the Senior
     Subordinated Credit Agreement dated as of January 31, 2000 among the Borrower, the lenders named therein and UBS AG, Stamford Branch, as agent for such lenders, together with any notes issued pursuant thereto.

     (b) Article I of the Credit Agreement is further amended by amending and restating in their entirety the following definitions as follows:

          "Consolidated EBITDA" means, with reference to any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income (without duplication), (i) Consolidated Interest Expense and all non-cash interest expense, (ii) expense for income taxes paid or accrued,
     (iii) depreciation, (iv) amortization, (v) extraordinary losses incurred other than in the ordinary course of business and losses from discontinued operations, (vi) any extraordinary, unusual or non-recurring non-cash expenses or non-cash losses, and (vii) non-recurring cash charges, including any capitalized non-recurring cash charges, taken on or prior to March 31, 2000 resulting from severance, integration and other adjustments made as a result of the PSD Acquisition (provided that the amounts referred to in this clause (vii) shall not, in the aggregate, exceed $25,000,000), and minus, to the extent included in Consolidated Net Income, extraordinary gains and gains from discontinued operations, all net of tax, realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis for such period; provided that the items to be added to and subtracted from Consolidated Net Income with respect to any Subsidiary shall be added or subtracted only to the extent and in the same proportions that (a) the net income of such Subsidiary was included in the calculation of Consolidated Net Income, if such Subsidiary is not a Wholly-Owned Subsidiary and (b) the Consolidated EBITDA of such Subsidiary (calculated as if such Subsidiary were the "Borrower") is permitted to be paid or distributed as a dividend, advance, loan or other distribution to the Borrower.

          "Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period, provided that Consolidated Net Income shall exclude the net income, if positive, of any of the Borrower's consolidated Subsidiaries to the extent that the declaration or payment of dividends of similar distributions is not at the time permitted by operation of the terms of its charter or by-laws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

          "Description of Notes" means the Description of Notes attached hereto as Exhibit D, provided that the amount "$155 million" in clause (3) of the description of "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" in such Description

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     of Notes shall be deleted
     and the amount "$180 million" substituted therefor.

          "Financing" means, with respect to any Person, the issuance or sale by such Person of any Equity Interests of such Person or any Indebtedness consisting of debt securities of such Person pursuant to a registered offering or private placement, but excluding the issuance or sale of
     (i) any Indebtedness permitted to be incurred pursuant to
     Section 6.11, including, without limitation, the Subordinated Indebtedness, except that the first $20,000,000 of Permitted Subordinated Indebtedness incurred in excess of the amount required to refinance the New Bridge Loan shall be deemed to be a Financing, (ii) Equity Interests by the Borrower to the extent that the proceeds thereof are used to refinance the New Bridge Loan in its entirety, (iii) Equity Interests by the Borrower to any officer, director or employee of the Borrower or any of its Subsidiaries pursuant to any incentive compensation plan or program and (iv) Equity Interests or Indebtedness by any Subsidiary of the Borrower to the Borrower or any Wholly-Owned Subsidiary of the Borrower.

          "Permitted Subordinated Indebtedness" means
     Indebtedness of the Borrower, the payment of which is subordinated to payment of the Secured Obligations and all of the terms and conditions of which are reasonably acceptable to the Agent and the Required Lenders, issued in an aggregate principal amount not to exceed $150,000,000, the proceeds of which are used, in whole or in part, to refinance the New Bridge Loan in its entirety; provided that terms and conditions substantially similar to those contained in the Description of Notes shall be deemed to be reasonably acceptable.

          "Subordinated Indebtedness" means the Bridge Loan, the
     New Bridge Loan and the Permitted Subordinated Indebtedness.

     (c) Section 6.1 of the Credit Agreement is amended by deleting the figure "100" in Section 6.1(i) and substituting the figure "90" therefor, by deleting the figure "60" in
     Section 6.1(ii) and substituting the figure "45" therefor, and by deleting the phrase "Together with the financial statements required under Sections 6.1(i) and (ii)," in
     Section 6.1(iv) and substituting the following phrase therefor:

     Within 10 days after the delivery of the financial statements required under Section 6.1(i) and within 15 days after the delivery of the financial statements required under Section 6.1(ii),

     (d) Section 6.21 of the Credit Agreement is amended by deleting the term "Bridge Loan Agreement" both places it appears in clause (i) thereof and substituting the term "New Bridge Loan Agreement" therefor and by deleting the term "Bridge Loan" in clause (ii) thereof and substituting the term "New Bridge Loan" therefor.

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     (e)  Section 6.22 of the Credit Agreement is amended by
     adding to the last sentence thereof after the phrase "the
     Bridge Loan" the phrase "and the New Bridge Loan".

     (f) Section 7.5 of the Credit Agreement is amended by amending and restating the parenthetical phrase in the third clause thereof in its entirety to read as follows:

     (other than by a regularly scheduled payment and other than in connection with the refinancing of the Bridge Loan with the proceeds of the New Bridge Loan and the refinancing of the New Bridge Loan with the proceeds of Permitted
     Subordinated Indebtedness or Equity Interests of the
     Borrower)

     (g)  The Credit Agreement is amended by adding a new Exhibit
     D thereto in the form of Exhibit D attached to this Amendment.

     3. Consent. The Lenders hereby consent to the terms of the Senior Subordinated Credit Agreement dated as of January 31, 2000 among the Borrower, the lenders named therein and UBS AG, Stamford Branch, as agent for such lenders (the "New Bridge Loan Agreement"), provided that such terms are substantially the same as those contained in the draft dated January 26, 2000 (12:50 P.M.) of such Senior Subordinated Credit Agreement furnished to the Lenders, and consent to the refinancing of the Bridge Loan with the proceeds of the loans made pursuant to the New Bridge Loan Agreement.

     4. Conditions of Effectiveness. This Amendment shall become effective and be deemed effective as of the date hereof (the "Effective Date") if, and only if, the Agent shall have received duly executed originals of this Amendment from the Borrower and the Required Lenders.

     5.   Representations and Warranties of the Borrower.  The
Borrower represents and warrants to the Lenders that, as of the Effective Date:

          (a)  there exists no Default or Unmatured Default; and

          (b)  the representations and warranties contained in
     Article V of the Credit Agreement are true and correct as of the Effective Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date.

     6.   Reference to and Effect on the Credit Agreement.

     6.1  Upon the effectiveness of this Amendment pursuant to
Section 4 hereof, on and after the Effective Date each reference in the Credit Agreement to "this Agreement," "hereunder,"

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"hereof," "herein" or words of like import and each reference to the Credit Agreement in each Loan Document shall mean and be a reference to the Credit Agreement as modified hereby.

     6.2 Except as specifically waived or amended herein, all of the terms, conditions and covenants of the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

     6.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of (a) any right, power or remedy of any Lender or the Agent under the Credit Agreement or any of the Loan Documents, or (b) any Default or Unmatured Default under the Credit Agreement.

     7.   CHOICE OF LAW.  THIS AMENDMENT SHALL BE CONSTRUED IN
ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET
SEQ. BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS
PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO
FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

     9. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

                    [Signature Pages Follow]

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     IN WITNESS WHEREOF, the Borrower, the Agent and the Lenders
have executed this Amendment No. 1 as of the date first above written.


                         BIO-RAD LABORATORIES, INC.


                         By: /s/ Ronald W. Hutton
                               Name: Ronald W. Hutton
                               Title:  Treasurer


                         BANK ONE, NA, as a Lender and as Agent


                         By: /s/ Kandis A. Jaffrey
                               Name:  Kandis A. Jaffrey
                               Title: Vice President


                         ABN AMRO BANK N.V., as a Lender


                         By: /s/ Amanda C. Cox
                                Name:  Amanda C. Cox
                                Title: Vice President


                         By: /s/ Gina M. Brusatori
                                Name:  Gina M. Brusatori
                                Title: Group Vice President


                         UNION BANK OF CALIFORNIA, N.A.,
                           as a Lender


                         By: /s/ Michael E. Cooper
                              Name:  Michael E. Cooper
                              Title: Vice President

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                         THE BANK OF NOVA SCOTIA, as a Lender


                         By: /s/ M. Van Otterloo
                               Name:  M. Van Otterloo
                               Title: Managing Director, Corporate


                         BANQUE NATIONALE DE PARIS,
                            as a Lender


                         By: /s/ Debra Wright
                              Name: Debra Wright
                              Title:Vice President

                         By: /s/ Sandra Bertram
                               Name: Sandra Bertram
                               Title:Assistant Vice President


                         COOPERATIEVE CENTRALE RAIFFEISEN-
                           BOERENLEENBANK B.A., "RABOBANK
                           INTERNATIONAL",  NEW YORK BRANCH,
                           as a Lender


                         By:_________________________________
                              Name:
                              Title:

                         By:_________________________________
                               Name:
                               Title:


                         WELLS FARGO BANK,
                           as a Lender


                         By: /s/ Brian S. O'Melveny
                               Name:  Brian S. O'Melveny
                               Title: Vice President

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                         COMERICA BANK-CALIFORNIA,
                            as a Lender


                         By: /s/ R. Michael Law
                              Name:  R. Michael Law
                              Title: Vice President


                         CREDIT LYONNAIS NEW YORK BRANCH,
                           as a Lender


                         By: /s/ Robert Ivosevich
                               Name:  Robert Ivosevich
                               Title: Senior Vice President


                         LLOYDS TSB BANK PLC, as a Lender


                         By:/s/ Ian Dimmock
                              Name:  Ian Dimmock
                              Title: Vice President

                         By: /s/ Daivd Rodway
                               Name:  David Rodway
                               Title: Assistant Director


                         THE NORTHERN TRUST COMPANY,
                           as a Lender


                         By: /s/ Candelario Martinez
                              Name:  Candelario Martinez
                              Title: Vice President

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                         U.S. BANK, NATIONAL ASSOCIATION,
                           as a Lender


                         By: /s/ Meredith N. Davis
                              Name: Meredith N. Davis
                              Title:Assistant Vice President